EXHIBIT 10.6
PARTICIPATION AGREEMENT
EXTRACTION OIL & GAS, INC.
EXECUTIVE SEVERANCE PLAN

This Participation Agreement is made and entered into by and between the Executive set forth below (“you”) and Extraction Oil & Gas, Inc., a Delaware corporation (the “Company”), effective as of ________________________ (the “Agreement Date”).

The Company maintains the Extraction Oil & Gas, Inc. Executive Severance Plan (the “Plan”), which provides specified severance benefits in connection with certain Qualifying Terminations (as defined in the Plan). You hereby acknowledge that you have read and understand all of the terms of the Plan, and that you agree to participate in the Plan subject to those terms. You agree that as a result of you becoming a participant in the Plan, the Employment Agreement between the Company and you dated ________________________ will be terminated in its entirety, and that neither you nor the Company will have any further rights or obligations under such Employment Agreement as of the Agreement Date.

By signing this Participation Agreement, you are also acknowledging that you have read and understand all of the terms of the Restrictive Covenant Agreement attached as Exhibit 1 to this Participation Agreement, and that you agree to all of the terms of that Restrictive Covenant Agreement as a condition to participating in the Plan.

IN WITNESS WHEREOF, each of the parties has executed this Participation Agreement, in the case of the Company by its duly authorized officer, as of the Agreement Date.

EXTRACTION OIL & GAS, INC. EXECUTIVE

Sign name: Sign name:

Print name: Print name:

Title:

EXHIBIT 10.6
EXHIBIT A TO PARTICIPATION AGREEMENT

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is made by and between Extraction Oil & Gas, Inc., a Delaware corporation (the “Company”), and [Name] (“Executive”) effective [Date] (the “Effective Date”), and hereby amends and replaces in its entirety any other restrictive covenant agreement heretofore entered into between Executive and the Company or any of its affiliates.

W I T N E S S E T H:

WHEREAS, the Company maintains an Executive Severance Plan (the “Plan”).

WHEREAS, Executive is required to enter into this Agreement as a condition to participating in the Plan.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I
DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, capitalized words shall have the meanings from the Plan.

ARTICLE II
PROTECTION OF INFORMATION

2.1 Disclosure to and Property of the Company. For purposes of this Article II, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its affiliates’ businesses, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company or its affiliates, as applicable. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements,

EXHIBIT 10.6
discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company (or its affiliates). Executive agrees to perform all actions reasonably requested by the Company or its affiliates to establish and confirm such exclusive ownership. Upon Executive’s Termination of Employment, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

2.2 Disclosure to Executive. The Company has and will disclose to Executive and place Executive in a position to have access to or develop Confidential Information and Work Product of the Company (or its affiliates); and has and will entrust Executive with business opportunities of the Company (or its affiliates); and has and will place Executive in a position to develop business good will on behalf of the Company (or its affiliates).

2.3 No Unauthorized Use or Disclosure.

(a) Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its affiliates. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information.

(b) Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order.

(c) At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article II. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product.

(d) Nothing in this Agreement (including Article III below) will prevent Executive from: (i) reporting possible violations of applicable law to any governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent Executive from making a disclosure of a trade secret that: (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected

EXHIBIT 10.6
violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

2.4 Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

2.5 Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. For the period of 2 years after Executive’s Termination of Employment, at the request from time to time and expense of the Company or its affiliates, Executive shall assist the Company or its nominee(s) in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

2.6 Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article II by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article II by terminating Severance Benefits then owing to Executive and to specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, that, to the extent the Company receives monetary damages from Executive, such amounts shall not exceed the total value of Severance Benefits Executive received. Such remedies shall not be deemed the exclusive remedies for a breach of this Article II but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article II, then the Company shall resume Severance Benefits due under the Plan and pay to Executive and Executive’s spouse, if applicable, all Severance Benefits that had been suspended pending such determination.

EXHIBIT 10.6
ARTICLE III
STATEMENTS CONCERNING THE COMPANY

3.1 Statements Concerning the Company. Subject to Section 2.3(d) above, Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its affiliates or any of the Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information of the Company, any of its affiliates or any of the Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place the Company, any of its affiliates, or any of the Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. The Company agrees that the members of the Board and the Company’s named executive officers, while serving in such capacity for the Company, shall not make negative comments about Executive or otherwise disparage Executive in any manner that is likely to be harmful to Executive’s business reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

3.2 Enforcement Rights. A violation or threatened violation of this Article III may be enjoined by the courts. The rights afforded the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE IV
NON-COMPETITION AGREEMENT

4.1 Definitions. As used in this Article IV, the following terms shall have the following meanings:

“Business” means (a) during the period of Executive’s employment by the Company, the core products and services provided by the Company and its affiliates during such period and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on Executive’s Termination of Employment, the products and services provided by the Company and its affiliates at the time of such Termination of Employment and other products and services that are functionally equivalent to the foregoing.

“Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will the Company or any of its affiliates be deemed a Competing Business.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental

EXHIBIT 10.6
standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Executive is employed by the Company and a period of 2 years following Executive’s Termination of Employment.

“Restricted Area” means any geographic area within a 100-mile radius of any location where the Company or its affiliates engages in the Business, and for which Executive has or had responsibilities, during the period of Executive’s employment.

4.2 Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Article IV in consideration for the Confidential Information provided by the Company to Executive pursuant to Article II of this Agreement, to protect the trade secrets and confidential information of the Company or its affiliates disclosed or entrusted to Executive by the Company or its affiliates or created or developed by Executive for the Company or its affiliates, to protect the business goodwill of the Company or its affiliates developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company or its affiliates and as an additional incentive for the Company to enter into this Agreement and provide Severance Benefits.

(a) Subject to the exceptions set forth in Section 4.2(b) below, Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Executive will not, and Executive will cause Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.

(b) Notwithstanding the restrictions contained in Section 4.2(a) above, Executive or any of Executive’s affiliates may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 4.2(a) above, provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c) Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not, and Executive will cause Executive’s affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its affiliates any person who or which is a customer of any of such entities during the period during which Executive is employed by the Company.

(d) The restrictions contained in this Section 4.2 shall not apply to any product or service that the Company provided during Executive’s employment but that the Company no longer provides at Executive’s Termination of Employment.

EXHIBIT 10.6
(e) Before accepting employment with any other person or entity while employed by the Company during the Prohibited Period, Executive will inform such person or entity of the restrictions contained in this Article IV.

4.3 Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 4.2 above are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article IV by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article IV by terminating Severance Benefits then owing to Executive and to specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, that, to the extent the Company receives monetary damages from Executive, such amounts shall not exceed the total value of Severance Benefits Executive received. Such remedies shall not be deemed the exclusive remedies for a breach of this Article IV but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article IV, then the Company shall resume the Severance Benefits due under the Plan and pay to Executive all Severance Benefits that had been suspended pending such determination.

4.4 Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article IV. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article IV are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article IV be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article IV invalid or unenforceable.

4.5 Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article IV would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficient consideration from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect Severance Benefits to Executive under the Plan.

EXHIBIT 10.6
ARTICLE V
DISPUTE RESOLUTION

5.1 Arbitration. Except as otherwise provided in this Article V, any and all claims or disputes between Executive and the Company or its parents, subsidiaries and affiliates (including, without limitation, the validity, scope, and enforceability of this Article V and claims arising under any federal, state or local law prohibiting discrimination in employment or governing the employment relationship in any way) shall be submitted for final and binding arbitration by a single arbitrator in Denver, Colorado, in accordance with the rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The arbitrator shall have the power to gather such materials, information, testimony, and evidence as he or she deems relevant to the dispute before him or her, and each party will provide such materials, information, testimony, and evidence requested by the arbitrator, except to the extent any information so requested is subject to an attorney-client or other privilege. The arbitrator shall apply the substantive law of the State of Colorado (excluding Colorado choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law of competent jurisdiction; provided that the parties agree that the arbitrator and any court enforcing the award of the arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations. In the event either party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator, or equitable relief granted by an arbitrator, the party seeking enforcement shall be entitled to recover from the other party all costs of litigation including, but not limited to, reasonable attorney’s fees and court costs. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. Executive and the Company explicitly recognize that no provision of this Article V shall prevent either party from seeking to resolve any dispute relating to Article II or Article IV of this Agreement in a court of law. Executive and the Company further acknowledge and agree that a court of competent jurisdiction shall have the power to maintain the status quo pending the arbitration of any dispute under this Article V, and this Article V shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for emergency or temporary injunctive relief shall be subject to arbitration under this Article V.

5.2 Waiver of Jury Trial. EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY EXECUTIVE.

ARTICLE VI
MISCELLANEOUS
6.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

EXHIBIT 10.6

If to Executive, addressed to:	the last known residential address reflected in the Company’s records.

If to the Company, addressed to:	Extraction Oil & Gas, Inc.
370 17th Street, Suite 5300
Denver, CO 80202
Attention: General Counsel

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

6.2 Applicable Law; Submission to Jurisdiction.

(a) This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

(b) With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Colorado.

6.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

6.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

6.6 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

6.7 Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

6.8 Successors; Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. In addition, the Company may assign this Agreement to any other affiliate of the Company at any time without the consent of Executive, and any assign of the Company shall be deemed to be the Company for purposes of this Agreement. Except as provided in the foregoing sentences of this Section 6.8, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit, or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. Each affiliate of the Company shall be a third party

EXHIBIT 10.6
beneficiary of, and may directly enforce, Executive’s obligations under Article II, Article III and Article IV of this Agreement.

6.9 Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles II, III, IV, and V of this Agreement shall survive any termination of Executive’s employment relationship and/or of this Agreement.

6.10 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

6.11 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

[Signatures begin on next page.]

EXHIBIT 10.6
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EXTRACTION OIL & GAS, INC.

By:
Name:
Title:

EXECUTIVE

SIGNATURE PAGE TO
RESTRICTIVE COVENANT AGREEMENT